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                              EXHIBIT NO. (13)(c)
                               PURCHASE AGREEMENT
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                                                                 EXHIBIT (13)(c)

                               PURCHASE AGREEMENT

         Schwab Capital Trust (the "Trust"), a Massachusetts business trust, and Charles Schwab & Co., Inc. ("Schwab"), a California corporation, hereby agree on the 22nd day of September, 1995 as follows:

         1. The Trust hereby offers and Schwab hereby purchases 100 units of beneficial interest of each of Series C, D, and E representing interests in the series of shares known as Schwab Asset Director-High Growth Fund, Schwab Asset Director-Balanced Growth Fund, and Schwab Asset Director-Conservative Growth Fund, respectively, (such 100 units of beneficial interest being hereafter collectively known as "Shares") at a price of $10.00 per Share. Schwab hereby acknowledges purchase of the Shares and the Trust hereby acknowledges receipt from Schwab of funds in the amount of $3,000 in full payment for the Shares. It is further agreed that no certificate for the Shares will be issued by the Trust.

         2. Schwab represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

         3. The names "Schwab Capital Trust" and "Trustees of Schwab Capital Trust" refer, respectively to the Trust created and the Trustees as Trustees but not individually or personally, acting from time to time under an Agreement and Declaration of Trust dated as of May 6, 1993, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "Schwab Capital Trust" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are not made individually, but only in such capacities, and are not binding upon any of the


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Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets for the Trust belonging to such series for the enforcement of any claims against the Trust.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed day and year first written above.


Attest:                                   SCHWAB CAPITAL TRUST

Christina Perrino                         By:  /s/ Stephen B. Ward
-----------------                              ------------------------------
                                          Name:    Stephen B. Ward
                                          Title:   Senior Vice President
                                                   and Chief Investment
                                                   Officer


Attest:                                   CHARLES SCHWAB & CO., INC.

Christina Perrino                         By:  /s/ William J. Klipp
-----------------                              ------------------------------
                                          Name:    William J. Klipp
                                          Title:   Senior Vice President


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